EXHIBIT 10.6

AGREEMENT

     This Agreement (the “Agreement”) is entered into as of this 1st day of July, 2005 by and between Lifeline Therapeutics, Inc., a Colorado corporation (the “Company”), and William Driscoll (“Employee”). Employee and Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

     In consideration of the mutual covenants, promises and agreements herein contained, the Company and Employee hereby covenant, promise and agree to and with each other as follows:

     1.    Resignation. In consideration of this Agreement and effective as of July 1, 2005 (the “Separation Date”), Employee voluntarily resigns his employment as President and Chief Executive Officer of the Company, his position as a director on the Board of Directors of the Company, and any other position that Employee has, either as an officer, director or employee, with the Company or any subsidiary of the Company. The Company accepts the Employee’s resignation as of the Separation Date.

     2.    Separation Benefits. Employee shall receive the following:

a.    Severance Pay. On or before July 11, 2005, the Company will pay Employee $45,000. In addition, the Company shall pay to Employee a total of $210,000, payable in semi-monthly installments, in accordance with the Company’s existing payroll practices, of $7,500 over a fourteen-month period commencing on July 15, 2005.

b.    Health Insurance Benefits. The Company agrees to pay, on behalf of Employee, the applicable monthly premium to continue the health insurance coverage for the Employee and the Employee’s family that was in effect on the date immediately prior to the Separation Date. The Company shall continue to make the monthly premium payments set forth in this Section until the earliest of: (i) the first date that the Employee becomes eligible for medical coverage under any other group medical plan; (ii) the date Employee elects to discontinue medical coverage for himself and his dependents; or (iii) the date of the last payment due to Employee from the Company under Section 2(a) above.

c.    Miscellaneous. On or before July 11, 2005, the Company shall transfer ownership to the Employee of the laptop computer that was purchased by the Company for use by the Employee. The Company also shall transfer to the Employee the two prints of Employee that were framed by the Company and that were hanging in the office of the Employee immediately prior to the Separation Date.

d.    Taxes and Other Withholdings. Any payments which the Company shall make to Employee pursuant to this Agreement shall be reduced by required withholding and other applicable payroll deductions, including but not limited to federal, state or local income or other taxes, Social Security and Medicare Taxes, State Unemployment Insurance, State Disability Insurance, and the like.

     3.    Non-Solicitation Covenant. Employee acknowledges that, as part of his employment with the Company, he has become familiar with the salary, pay scale, capabilities, experience, skill, and desires of the Company’s employees and the proprietary and confidential information relating to the Company’s customers. In order to protect the confidentiality of such information and the legitimate business interests of the Company, Employee agrees that, for a period of three years following the date hereof, Employee shall not:

a.

Recruit, hire, employ, solicit for employment, contact (other than purely social communication in a social setting), or attempt to recruit, hire, employ, solicit for employment, or attempt to contact (other than purely social communication in a social setting), directly or indirectly, any Company employee, director, or consultant who is currently employed, on the Company’s board of directors, or engaged by the Company and/or who is employed, on the Company’s board of directors, or engaged by the Company during the three years following the date hereof; and/or

b.

Directly or indirectly solicit, divert, or approach any Company customer or vendor, refer business from any Company customer to any competitive business, or be paid any commission or bonus based on sales received by any competitive business from any Company customer. For purposes of this Agreement, the term “Company customer or vendor” means any person, firm, corporation, partnership, association, or other entity to which the Company provided its product or from which the Company receives a service or product.

c.

Discuss, disclose, or reveal any information regarding the Company, the Company’s products, or the Company’s operations or financial results to any of the Company’s current or potential customers, vendors, employees, directors, financial and investment communities, or the investing public.

d.

Interfere in any manner, including without limitation, discussing, describing, or otherwise commenting on any aspect of the Company’s business, business plan, products, or personnel, with any person or entity with which the Company has a business relationship or a potential business relationship, including the Company’s directors.

     4.    Non-Disclosure Covenant. Employee shall not at any time disclose or reveal to any person or entity any trade secrets or confidential information of the Company or its subsidiaries. In particular, Employee agrees that Employee will not disclose any confidential or proprietary information regarding (i) the Company’s products, including the formula of the Company’s products; or (ii) the Company’s internal business operations such as the following: the methods, processes, systems, and know-how used, developed, or acquired by the Company in its business; the identity of, and any personnel information regarding, prospective and current employees; and the pricing, margins, sensitive financial information, strategic business plans, market research studies, promotional ideas, customer and vendor lists, key customer and vendor contacts, marketing techniques or plans, employee information, or other key business initiatives or projects of the Company. This restriction does not apply, however, to information that at the time of disclosure is in the public domain through no fault of the Employee and not as a result of actions of Employee undertaken on or after July 1, 2005.

     5.    Non-Compete. Employee acknowledges and recognizes the highly competitive nature of the Company’s business and that the Employee’s knowledge of the Company’s business justifies restricting Employee’s further employment with respect to business or activities competitive with the business or activities of the Company. The Employee agrees that for a period of three years following the date of this Agreement, Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a company that does not have securities registered under the Securities Exchange Act of 1934 (the “1934 Act”), shareholder in excess of one percent of a company that has securities registered under the 1934 Act, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the business activities of the Company that are in or about any anti-oxidant or anti-oxidant therapies product or market. Employee further covenants and agrees that the restrictive covenant set forth in this paragraph is reasonable as to duration, terms, and geographical area and that the same protects the legitimate interests of the Company, imposes no undue hardship on Employee, and is not injurious to the public. It is the desire and intent of the Parties that the provisions of this paragraph be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this paragraph shall be adjudicated to be invalid or unenforceable, this paragraph shall be deemed amended to apply in the broadest allowable manner and to delete therefrom the portion adjudicated to be invalid or unenforceable, such amendment and deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which that adjudication is made. Employee shall be entitled to present any business or investment activity or opportunity to the Board of Directors (the “Board”) of the Company in order to request that the Board, in its sole discretion, waive, in writing, the restrictions of this paragraph with respect to the matter submitted, which waiver, if granted, would allow the Employee to participate in the matter submitted. If Employee makes such a request to the Board, the Board shall not be obligated to grant any such waiver, and the Board shall be entitled to make its determination in its sole discretion.

     6.    Return of the Company’s Property and Files. Employee will not remove any of the Company’s property from its premises and, within seventy-two hours of the Parties executing this Agreement, shall return to the Company the originals and all copies thereof of all notes, files, computer equipment, memoranda, reports, lists, records, specifications, software programs, data, documents, documentation or other materials of any nature (collectively the “Materials”) relating directly or indirectly to the Company or its subsidiary. In the event that Employee thereafter discovers additional Company property, documents, or other Materials, Employee shall provide such property, documents, or other Materials to the Company or the Company’s counsel within two business days. Employee acknowledges and agrees that all of the Materials will be and shall remain the sole and exclusive property of the Company.

     7.    Continuing Duty to Cooperate. Employee agrees to fully cooperate in good faith with the Company and its counsel to ensure that the transition and other activities of the Company’s management after the Severance Date proceeds with minimal interruption of the Company’s business. In addition, the Company will transition the affairs of the Employee in good faith, including forwarding Employee’s personal mail to his designated address, permitting the retrieval or delivery of his personal belongings and such other routine matters that may arise.

     8.    Proxy. The Employee hereby irrevocably appoints the Board as the Employee’s proxy, to vote as the Board in its sole discretion shall determine, for the period beginning on the Separation Date and ending on the first anniversary of the Separation Date (the “Proxy Period”), all shares of the Company’s class A common stock that Employee beneficially owns as of any record date occurring during the Proxy Period for a vote of the shares of the Company’s class A common stock. Employee agrees to enter into a standard proxy form setting forth the terms of this proxy appointment. In addition, the Employee will enter into a voting agreement with the Board whereby Employee will vote any shares of the Company’s class A common stock as directed by the Board during a period from the Separation Date and ending on the tenth anniversary of the Separation Date. Employee hereby acknowledges and agrees that part of the consideration Employee is receiving under this Agreement is in exchange for this proxy and the voting agreement, and each of this proxy appointment and voting agreement are coupled with an interest.

     9.    Construction. This Agreement has been reviewed by the Employee’s legal counsel on behalf of the Employee prior to the Employee executing this Agreement. This Agreement shall be considered to have been drafted equally by both parties, and shall not be construed against either of the Parties.

     10.    Remedies. If there is a breach or threatened breach of any provision of this Agreement, the Company will suffer irreparable harm and shall be entitled to an injunction restraining Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

     11.    Severability. It is the clear intention of the Parties to this Agreement that no term, provision or clause of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, unless such term, provision or clause cannot be otherwise construed, interpreted, or modified to give effect to the intent of the Parties and to be valid, legal or enforceable. The Parties specifically charge the trier of fact to give effect to the intent of the Parties, even if in doing so, information of a specific provision of this Agreement is required consistent with the foregoing stated intent. In the event that such a term, provision, or clause cannot be so construed, interpreted or modified, the validity, legality and enforceability of the remaining provisions contained herein and other application(s) thereof shall not in any way be affected or impaired thereby and shall remain in full force and effect.

     12.    Entire Agreement. This document contains the entire agreement between the Parties and supersedes all prior oral or written agreements, if any, concerning the subject matter hereof or otherwise concerning Employee’s employment by the Company. This Agreement may not be changed orally, but only by agreement in writing signed by the Parties.

     13.    Governing Law. This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of Colorado, excluding conflict of laws principles.

     14.    Assignment and Binding Effect. This Agreement shall be binding upon Employee and the Company and shall benefit the Company and its successors and assigns. This Agreement shall not be assignable by Employee.

     15.    Headings. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

EMPLOYEE	LIFELINE THERAPEUTICS, INC.
/s/ William Driscoll	By: /s/ Paul Myhill
William Driscoll, Individually	Vice President
Address: ______________________	Printed Name and Title

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